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                                  EXHIBIT 14(b)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 on Form N-14 of our report dated July 19, 2004, relating to the financial statements and financial highlights of the CCMI Equity Fund, the CCMI Bond Fund and the CCMI Tax-Exempt North Carolina Bond Fund (the "CCMI Funds") which appear in the May 31, 2004 Annual Report to Shareholders, which also is incorporated by reference into the Combined Proxy Statement/Prospectus. We also consent to the reference to us under the heading "Financial Statements" in the Combined Proxy Statement/Prospectus.


Cohen McCurdy, Ltd.
Westlake, Ohio

February 3, 2005